Exhibit B-3(a)

MISSISSIPPI BUSINESS FINANCE CORPORATION

and

ENTERGY MISSISSIPPI, INC.

LOAN AGREEMENT

Dated as of September 1, 2004

Relating to $16,030,000 Pollution Control
Revenue Refunding Bonds
(Entergy Mississippi, Inc. Project)
Series 2004

THIS LOAN AGREEMENT, dated as of September 1, 2004, by and between the MISSISSIPPI BUSINESS FINANCE CORPORATION, a public corporation duly created and validly existing pursuant to the Constitution and laws of the State of Mississippi (the "Issuer"), authorized to exercise the powers conferred by the Act, and ENTERGY MISSISSIPPI, INC., a corporation organized and existing under the laws of the State of Mississippi, and formerly known as Mississippi Power & Light Company (the "Company"), evidencing the agreement of the parties hereto.

In consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows (provided that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a general debt, liability or obligation of the Issuer, or of the State of Mississippi or any political subdivision thereof but shall be payable solely out of the revenue and proceeds derived from this Agreement and the Notes (hereinafter defined), the First Mortgage Bonds (hereinafter defined) and the sale of the Bonds referred to herein).

  DEFINITIONS

    Definitions.

  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the recitals hereto and in the Indenture. In addition, the following words and phrases shall have the following meanings:

  Agreement

  "Agreement" means this Loan Agreement and any amendments and supplements hereto.

  Authorized Company Representative

  "Authorized Company Representative" means the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company or the person or persons at the time designated to act on behalf of the Company by any one of said officers, such designation in each case to be evidenced by a certificate furnished to the Issuer and the Trustee containing the specimen signature of such person or persons and signed on behalf of the Company by said officer.

  Event of Default

  "Event of Default" means any of the occurrences enumerated in Section 5.1 of this Agreement.

  First Mortgage Bonds

  "First Mortgage Bonds" means the series of bonds issued and delivered under the First Mortgage Bonds Indenture and held by the Trustee pursuant to Section 3.5 of this Agreement.

  First Mortgage Bonds Indenture

  "First Mortgage Bonds Indenture" means the Company's Mortgage and Deed of Trust, dated as of February 1, 1988, to the First Mortgage Bonds Trustee and Stephen J. Giurlando, as co-trustee, as heretofore and hereafter amended and supplemented, including the Twenty-fourth Supplemental Indenture, dated as of September 1, 2004, pursuant to which the First Mortgage Bonds will be issued.

  First Mortgage Bonds Trustee

  "First Mortgage Bonds Trustee" means The Bank of New York (as successor to Bank of Montreal Trust Company).

  Indenture

  "Indenture" means the Trust Indenture, dated as of September 1, 2004, relating to the Bonds, between the Issuer and the Trustee pursuant to which the Bonds are authorized to be issued, and including any indenture supplemental thereto.

  Loan

  "Loan" means any loan to be made by the Issuer to the Company of the proceeds (which shall be deemed to include the underwriting discount, if any, and original issue discount, if any) of the sale of the Bonds, exclusive of any accrued interest paid by the initial purchasers of the Bonds upon the delivery thereof.

  Maturity Date

  "Maturity Date" means April 1, 2022.

  Person

  "Person" means any natural person, firm, partnership, limited liability company, association, corporation, trust or public body.

  Notes

  "Notes" means the non-negotiable promissory notes of the Company issued pursuant to Section 3.2 of this Agreement, in the form set forth in Exhibit A hereto.

  Prior Bonds

  "Prior Bonds" means, collectively, the $8,095,000 aggregate principal amount outstanding of Warren County, Mississippi Pollution Control Revenue Refunding Bonds, 1994 Series (Mississippi Power & Light Company Project), dated as of April 1, 1994, and the $7,935,000 aggregate principal amount outstanding of Washington County, Mississippi Pollution Control Revenue Refunding Bonds, 1994 Series (Mississippi Power & Light Company Project), dated as of April 1, 1994.

  Release Date

  "Release Date" means the date, if any, on which the First Mortgage Bonds are surrendered by the Trustee pursuant to Section 3.5(g) of this Agreement.

  Series 2004 Bonds

  "Series 2004 Bonds" means the bonds authorized to be issued under Section 2.02 of the Indenture.

  Undertaking

  "Undertaking" shall mean the Rule 15c2-12 undertaking of the Company, dated as of the date of issuance of the Bonds, as originally executed by the Company and as it may be amended from time to time in accordance with the terms thereof.

  ACQUISITION AND COMPLETION OF THE PROJECTS;
  ISSUANCE OF THE BONDS AND ADDITIONAL BONDS

    Acquisition and Completion of the Projects.

    The Company represents that the acquisition, installation and construction of the Projects have been completed.

    Issuance of Series 2004 Bonds; Additional Bonds.

  In order to provide funds to currently refund all of the outstanding Prior Bonds, the Issuer agrees that it will initially issue and deliver the Series 2004 Bonds to the purchasers thereof at a price to be approved in advance by the Company and apply and deposit the proceeds thereof in accordance with the terms of the Indenture. The Company has reviewed the Indenture and finds the Indenture to be satisfactory in form and substance to the Company and agrees to comply with the provisions thereof applicable to the Company.

  If no Event of Default shall have occurred and be continuing, the Issuer will authorize the sale of and use its best efforts to sell from time to time, to the extent permitted by law, Additional Bonds, in amounts specified by the Company and upon the terms and conditions provided in the Indenture, for any purpose permitted by the Indenture and the Act. The Issuer will deposit the proceeds of any such Additional Bonds with the Trustee in accordance with the terms of the Indenture.

  LOAN BY ISSUER; PROVISIONS FOR PAYMENT

    Loan by Issuer.

    The Issuer hereby agrees to make the initial Loan to the Company for the purpose of currently redeeming all of the outstanding Prior Bonds within 90 days after the date of initial issuance of the Series 2004 Bonds, The Company hereby agrees to cause the proceeds of the Series 2004 Bonds to be applied exclusively to the foregoing purpose and to cause such Prior Bonds to be redeemed within 90 days after the date of initial issuance of the Series 2004 Bonds. In addition, the Company agrees to pay any and all amounts required in addition to the proceeds of the Series 2004 Bonds to currently redeem such Prior Bonds as set forth in this Section 3.1 including, but not limited to, principal, interest and premium owed on the Prior Bonds.

    The Issuer hereby agrees to make additional Loans to the Company from time to time from the proceeds of any Additional Bonds issued by the Issuer pursuant to the Indenture.

    Delivery of Notes by Company; Payment Obligation of the Company; Other Amounts Payable.

      In order to evidence any Loan and the repayment obligation of the Company, the Company shall execute and deliver for each series of Bonds a Note in a principal amount equal to the aggregate principal amount of, and having the same stated rate or rates of interest as, such series of Bonds. Each Note shall be dated the date of the initial issuance of, and mature on the same maturity date or dates as, the series of Bonds issued concurrently therewith.

      Pursuant to the Notes, the Company agrees to pay or cause to be paid to the Issuer, in immediately available funds, a sum equal to the aggregate principal amount of each series of Bonds issued under the Indenture, redemption premium, if any, and interest on the unpaid balances thereof at the rates payable by the Issuer on such Bonds at the times such principal, redemption premium, if any, and interest is payable by the Issuer irrespective of any original issue discount with respect to such Bonds. If, at the date any payment on such Bonds is due, there are any available moneys in the Bond Fund, such moneys shall be credited against said payment, first in respect of interest and then, to the extent of remaining moneys, in respect of principal.

      The Company shall also pay (i) the fees, charges and reasonable expenses of the Trustee and any paying agents under the Indenture, such fees, charges and reasonable expenses to be paid directly to the Trustee or paying agents for their respective accounts as and when such fees, charges and reasonable expenses become due and payable, (ii) any expenses and costs incurred or to be incurred by virtue of the issuance and sale of the Bonds, (iii) any expenses in connection with any redemption of the Bonds, (iv) any expenses in connection with the redemption of the Prior Bonds, (v) the fees, charges and reasonable expenses of the Issuer, and (vi) any amounts owed under the Rebate Agreement.

    Obligation of the Company Unconditional.

    The obligation of the Company to make the payments as provided in this Agreement and the Notes and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional notwithstanding failure of the title to the Projects or any part thereof, loss of title to (or the temporary use of) the Projects by virtue of the exercise by others of the power of eminent domain, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Projects, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of Mississippi or any political subdivision of either thereof or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section 3.3 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and, in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance or recover its damages for nonperformance so long as such action shall not violate the agreements on the part of the Company contained in the preceding sentence, but in no event shall the Company be entitled to reduce the amounts payable under the Notes and Section 3.2 hereof. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use of the Projects hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

    Assignment and Pledge of Payments and Rights Under the Notes and this Agreement.

    The Issuer shall assign and pledge to the Trustee as security under the Indenture all rights, title and interests of the Issuer in and to (a) the Notes and all payments thereunder, (b) this Agreement and all moneys receivable hereunder (except for payments under Sections 4.3 and 5.3 hereof), and (c) the First Mortgage Bonds (including the right to receive the First Mortgage Bonds under this Agreement). The Company assents to such assignment and hereby agrees that, as to the Trustee, its obligations to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

    Issuance, Delivery and Surrender of First Mortgage Bonds.

      The obligation of the Company set forth in Section 3.2 of this Agreement to make the payments required therein with respect to the Loan relating to the Series 2004 Bonds may be evidenced, in whole or in part, prior to the Release Date, by the First Mortgage Bonds. The Company shall issue and deliver to the Issuer First Mortgage Bonds as provided in subsection (b) of this Section 3.5.

      Concurrently with the issuance and delivery by the Issuer of the Series 2004 Bonds, and, prior to the Release Date, in order to evidence the obligation of the Company under Section 3.2 (a) and (b) of this Agreement to make payments pursuant thereto, the Company shall issue and deliver to the Issuer the First Mortgage Bonds (i) maturing on the Maturity Date, (ii) in a principal amount equal to the principal amount of the Series 2004 Bonds, (iii) containing redemption provisions correlative to the redemption provisions of the Indenture relating to the Series 2004 Bonds, (iv) requiring payments to be made to the Trustee for the account of the Issuer, and (v) containing the same interest rate provisions as the interest rate provisions relating to the Series 2004 Bonds.

      The obligation of the Company to make any payment of the principal of or interest on the First Mortgage Bonds, whether at maturity, upon redemption or otherwise, shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder in respect of the principal of or interest on the Series 2004 Bonds, all in accordance with the provisions of the First Mortgage Bonds Indenture.

      The Issuer shall not sell, assign or transfer the First Mortgage Bonds, except to the extent provided in Section 3.4 hereof. In view of the pledge and assignment referred to in said Section 3.4, the Issuer agrees that (i) in satisfaction of the obligations of the Company set forth in paragraph (b) of this Section 3.5 with respect to the Series 2004 Bonds, the First Mortgage Bonds shall be issued and delivered to, registered in the name of, and held by, the Trustee for the benefit of the owners and holders from time to time of the Series 2004 Bonds; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the First Mortgage Bonds except to a successor trustee under the Indenture, and shall surrender First Mortgage Bonds to the First Mortgage Bonds Trustee in accordance with the provisions of subsections (e) and (g) of this Section 3.5; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on each First Mortgage Bond and the issuance of stop-transfer instructions to the First Mortgage Bonds Trustee or any other transfer agent under the First Mortgage Bonds Indenture. Any action taken by the Trustee in accordance with the provisions of Article VIII of the Indenture shall be binding upon the Company.

      At the time any Series 2004 Bonds cease to be outstanding (other than by reason of the payment or redemption of First Mortgage Bonds and other than by reason of the applicability of clause (c) in the definition of "Outstanding"), the Issuer shall cause the Trustee to surrender for cancellation to the First Mortgage Bonds Trustee First Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of the Series 2004 Bonds which so cease to be outstanding.

      For the purpose of determining whether or not any payment of the principal of or interest on the First Mortgage Bonds shall have been made in full, any moneys paid by the Company in respect of the First Mortgage Bonds which shall have been withdrawn by the Trustee from the Bond Fund pursuant to Section 5.02 of the Indenture shall be deemed to have been paid by the Company to the Trustee pursuant to Section 3.2(b) hereof and not to have been paid by the Company in respect of the First Mortgage Bonds.

      The Issuer shall cause the Trustee to surrender for cancellation to the First Mortgage Bonds Trustee all First Mortgage Bonds delivered to and then held by the Trustee upon receipt by the Trustee of:

        a written request signed in the name of the Company by an Authorized Company Representative requesting such surrender for cancellation of such First Mortgage Bonds; and.

        (A) a written consent to such request signed by the Bond Insurer,

        (B) an officer's certificate signed by an Authorized Company Representative to the effect that:

          no first mortgage bonds are outstanding under the First Mortgage Bonds Indenture other than (y) the First Mortgage Bonds delivered to and held by the Trustee pursuant to this Agreement and the Indenture, and (z) first mortgage bonds held by Persons other than the Trustee under provisions which provide for the surrender for cancellation of such bonds in a manner corresponding in all material respects to this Section 3.5(g); and

          concurrently with the delivery of the request to the Trustee for the surrender for cancellation of the First Mortgage Bonds held by it, the Company is requesting the surrender for cancellation of all first mortgage bonds held as described in clause (1)(z) above.

  SPECIAL COVENANTS

    Warranty of Suitability by the Issuer.

    The Issuer makes no warranty either express or implied as to the Projects, including their suitability for the Company's purposes or needs.

    Use of Projects.

    The Issuer does hereby covenant and agree that it will not take any action, other than pursuant to the exercise of its rights under Section 5.2 of this Agreement, to prevent the Company from having possession and enjoyment of the Projects during the term of this Agreement and will, at the request of the Company and at the Company's cost, reasonably cooperate with the Company in order that the Company may have possession and enjoyment of the Projects. The Issuer hereby acknowledges that it shall have no rights to the use or possession of the Projects. The Issuer hereby further acknowledges that the Projects will not constitute any part of the security for the Bonds.

    Indemnity Against Claims.

    The Company shall pay and discharge and shall indemnify and hold harmless the Issuer and the Trustee from (a) any lien or charge upon payments by the Company to the Issuer under the Notes, the First Mortgage Bonds or hereunder, (b) any taxes, assessments, impositions and other charges upon payments by the Company to the Issuer under the Notes, the First Mortgage Bonds or hereunder and (c) any and all liability, damages, costs and expenses arising out of or resulting from the transactions contemplated by this Agreement, the First Mortgage Bonds and the Indenture or in any way related to the Projects, including the reasonable fees and expenses of counsel. If any such lien or charge is sought to be imposed upon payments, or any such taxes, assessments, impositions or other charges are sought to be imposed, or any such liability, damages, costs and expenses are sought to be imposed, the Issuer and/or the Trustee shall give prompt written notice to the Company, and the Company shall have the sole right and duty to assume, and will assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.

    Inspection of the Projects.

    The Company agrees that the Trustee for good cause may during normal working hours and upon reasonable notice to the Company enter upon the sites of the Projects and examine and inspect the Projects and the books and records of the Company with respect to the Projects.

    The Company to Maintain Its Corporate Existence; Conditions Under Which Exceptions Permitted.

    The Company agrees that during the term of this Agreement it will maintain its corporate existence in the State of Mississippi, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation, or a limited liability company, partnership, or trust, or permit one or more other corporations, limited liability companies, partnerships, or trusts to consolidate with or merge into it; provided, that the Company may, without violating the agreements contained in this Section 4.5, consolidate with or merge into another corporation, or a limited liability company, partnership, or trust, or permit one or more other corporations, limited liability companies, partnerships, or trusts to consolidate with or merge into it, or sell or otherwise transfer to another corporation, or a limited liability company, partnership, or trust, all or substantially all of its assets as an entirety and thereafter dissolve, provided that (a) both immediately prior to such consolidation or merger and after giving effect thereto, no Event of Default (or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default) shall have occurred and be continuing, (b) in the event the Company is not the surviving, resulting or transferee corporation, as the case may be, the surviving, resulting or transferee corporation, limited liability company, partnership, or trust assumes, accepts and agrees in writing to pay and perform all of the obligations of the Company herein and under the Notes and the First Mortgage Bonds and is either organized under the laws of the State of Mississippi or is qualified to do business in the State of Mississippi, and (c) whether or not the Company is the surviving, resulting or transferee corporation, limited liability company, partnership, or trust, such consolidation or merger does not result in the loss of the exclusion from gross income for federal income tax purposes of interest on the Bonds.

    Annual Statement.

    If reasonably requested in writing, the Company agrees to have an annual audit made by its regular independent public accountants and within 180 days after the close of each fiscal year to furnish the Trustee and any Bondholder who may so request a balance sheet and statement of income and surplus showing the financial condition of the Company and its consolidated subsidiaries, if any, at the close of such fiscal year and the results of operations of the Company and its consolidated subsidiaries, if any, for such fiscal year, accompanied by a certificate or opinion of said accountants. The requirements of the Company pursuant to this Section 4.6 may be satisfied by the submission to the Trustee and each Bondholder who may request such information of the Company's annual report to its shareholders, so long as the Company prepares such an annual report or its Annual Report on Form 10-K.

    Further Assurances and Corrective Instruments.

    The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Projects and for carrying out the intention or facilitating the performance of this Agreement and the First Mortgage Bonds.

    Maintenance of Projects by Company.

    The Company agrees that during the term of this Agreement it will pay all reasonable and necessary costs of operating, maintaining and repairing the Projects; provided, however, that the Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary portions of the Projects In any instance where the Company determines that any portions of the Projects have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, the Company may remove such portions of the Projects and sell, trade-in, exchange or otherwise dispose of such removed portion without any responsibility or accountability to the Issuer, the Trustee or the Bondholders therefor.

    Redemption or Purchase of Bonds.

    The Issuer shall take all steps then necessary under the applicable provisions of the Indenture and then applicable federal and state laws and regulations for the redemption or purchase of Bonds upon receipt by the Issuer and the Trustee from the Company of a written notice specifying:

      the principal amount of Bonds to be redeemed or purchased and the section of the Indenture pursuant to which such Bonds are being redeemed or purchased;

      the date of such redemption or purchase, which date, in the case of a redemption of Bonds, shall be at least  thirty (30) but not more than ninety (90) days subsequent to the receipt by the Trustee of such notice; and

      in the case of a redemption of Bonds, directions to mail a notice of redemption pursuant to Section 3.04 of the Indenture.

    In the case of a purchase of Bonds, the written notice to the Trustee shall, if available moneys in the Bond Fund are insufficient to purchase the principal amount of Bonds specified in (a) above, be accompanied by a deposit into the Bond Fund of cash or Government Obligations sufficient, together with other moneys then available in the Bond Fund, to make the directed purchase of Bonds.

    Tax Covenants.

    The Company covenants and agrees that it will not use or permit the use by any person of any of the funds provided by the Issuer hereunder or of either of the Projects or any other of its funds, directly or indirectly, or direct the Trustee to invest any funds held by it under the Indenture or this Agreement, in such manner as would, or enter into, or allow any "related person" (as defined in Section 103(b)(13) of the 1954 Code) to enter into, any arrangement, formal or informal, that would, or take or omit to take any other action that would, cause any Bond to be an "arbitrage bond" within the meaning of Section 148(a) of the Code or result in the loss of the exclusion from gross income for federal income tax purposes of the interest paid on the Bonds to the extent afforded under Section 103 of the 1954 Code. The Company acknowledges Section 6.02 of the Indenture and agrees to perform all duties imposed upon it by such Section including but not limited to its obligations under the Rebate Agreement. Insofar as said section imposes duties and responsibilities on the Company, it is specifically incorporated herein by reference. The Issuer and the Company mutually covenant and agree that neither of them shall take or authorize or permit any action to be taken, and have not taken or authorized or permitted any action to be taken, which has or would result in the interest on any Bonds theretofore issued under the Indenture being included in gross income of the holders thereof for federal income tax purposes. This covenant shall survive the termination of this Agreement.

    Ad Valorem Taxes.

    The Projects shall be subject to assessment thereof for ad valorem taxes in the manner provided by law and the Company agrees to timely pay all such taxes.

    Continuing Disclosure.

    The Company hereby covenants and agrees that it will comply with and carry out all of the provisions of the Undertaking. Notwithstanding any other provision of this Agreement, failure of the Company to comply with the Undertaking shall not be considered an Event of Default under this Agreement; however, the Trustee may (and, at the request of the underwriters of the Bonds or the holders of at least twenty-five percent (25%) in aggregate principal amount in Bonds Outstanding, shall) or any Bondholder may take such actions as may be necessary and appropriate, including seeking specific performance by court order, to cause the Company to comply with its obligations under this Section 4.12.

    Prior Bonds.

    The Company represents that all actions required under the 1954 Code and the Code have been taken in connection with the use of the proceeds of the Prior Bonds to insure that interest on the Prior Bonds remains excluded from the gross income of the holders thereof for federal income tax purposes.

    Assignment, Leasing and Selling.

    The Company's interest in this Agreement may be assigned in whole or in part, and the Projects may be leased or sold as a whole or in part (whether a specific element or unit or an undivided interest), by the Company, without the consent of the Issuer or the Trustee, subject, however, to the condition that no assignment, lease or sale (other than as described in Section 4.8 hereof) shall relieve the Company from primary liability for its obligations under Section 3.2 hereof to pay the payments required thereunder, or for any other of its obligations hereunder, other than those obligations relating to the operation, maintenance and insurance of the Projects, which obligations (to the extent of the interest assigned, leased or sold and to the extent assumed by the assignee, lessee or purchaser) shall be deemed to be satisfied and discharged. Further, upon any such lease or sale, the Company shall comply with the requirements of Section 4.10 hereof, the 1954 Code and the Code and the regulations promulgated thereunder (including, without limitation, the taking of remedial action with respect to the Bonds) as the same may then be applicable.

    The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease or sale.

    Limitation on Secured Debt.

      On and after the Release Date and so long as any Series 2004 Bonds shall remain Outstanding, the Company shall not create, issue, incur or, assume any Secured Debt other than Permitted Secured Debt without the consent of the Bond Insurer or, if the Bond Insurer is in default as provided in Section 6.11 hereof, the holders of a majority in principal amount of the Outstanding Series 2004 Bonds.

      The provisions of clause (a) above shall not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if either the Company shall make effective provision whereby all Series 2004 Bonds then Outstanding shall be secured equally and ratably with such Secured Debt; or

        the Company shall deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Secured Debt (hereinafter called "Secured Obligations") (A) in an aggregate principal amount equal to the aggregate principal amount of the Series 2004 Bonds then Outstanding, (B) maturing (or being subject to mandatory redemption) on such dates and in such principal amounts that, at the maturity date, there shall mature (or be redeemed) Secured Obligations equal in principal amount to the Series 2004 Bonds and (C) containing, in addition to any mandatory redemption provisions applicable to all Secured Obligations outstanding under such Lien and any mandatory redemption provisions contained therein pursuant to clause (B) above, mandatory redemption provisions correlative to the provisions, if any, for the mandatory redemption (pursuant to a sinking fund or otherwise) of the Series 2004 Bonds or for the redemption thereof at the option of the owner, as well as a provision for mandatory redemption upon an acceleration of the maturity of all Outstanding Series 2004 Bonds following an Event of Default (such mandatory redemption to be rescinded upon the rescission of such acceleration); it being expressly understood that such Secured Obligations (x) may, but need not, bear interest, (y) may, but need not, contain provisions for the redemption thereof at the option of the issuer, any such redemption to be made at a redemption price or prices not less than the principal amount thereof and (z) shall be held by the Trustee for the benefit of the holders of all Series 2004 Bonds from time to time Outstanding subject to such terms and conditions relating to surrender to the Company, transfer restrictions, voting, application of payments of principal and interest and other matters as shall be set forth in an amendment hereto specifically providing for the delivery to the Trustee of such Secured Obligations.

      If the Company shall elect either of the alternatives described in clause (b) above, the Company shall deliver to the Trustee and to the Bond Insurer:

        an indenture supplemental to the Indenture (A) together with appropriate intercreditor arrangements, whereby all Series 2004 Bonds then Outstanding shall be secured by the Lien referred to in clause (b) above equally and ratably with all other indebtedness secured by such Lien or (B) providing for the delivery to the Trustee of Secured Obligations;

        an officer's certificate signed by an Authorized Company Representative (A) stating that, to the knowledge of the signer, (1) no Event of Default has occurred and is continuing and (2) no event has occurred and is continuing which entitles the secured party under such Lien to accelerate the maturity of the indebtedness outstanding thereunder and (B) stating the aggregate principal amount of indebtedness issuable, and then proposed to be issued, under and secured by such Lien;

        an opinion of counsel (A) if the Series 2004 Bonds then Outstanding are to be secured by such Lien, to the effect that all such Series 2004 Bonds then Outstanding are entitled to the benefit of such Lien equally and ratably with all other indebtedness outstanding under such Lien or (B) if Secured Obligations are to be delivered to the Trustee, to the effect that such Secured Obligations have been duly issued under such Lien and constitute valid obligations, entitled to the benefit of such Lien equally and ratably with all other indebtedness then outstanding under such Lien.

      For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      "Consolidated Tangible Net Worth" means (i) common stock equity minus (ii) the aggregate amount of all intangible assets (other than intangible assets the cost of which is expected by the Company to be recovered through revenues from the sale of electrical capacity and/or energy or the provision of related services), all as determined in accordance with generally accepted accounting principles as applied by entities conducting the same businesses as the Company.

      "Debt," with respect to any Person, means (i) indebtedness of such Person for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which such Person is obligated to repay such borrowed money and (ii) any guarantee by such Person of any such indebtedness of another Person. "Debt" does not include, among other things, (x) indebtedness of such Person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (y) obligations of such Person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such Person under generally accepted accounting principles, or (z) liabilities secured by any Lien on any property owned by such Person if and to the extent that such Person has not assumed or otherwise become liable for the payment thereof.

      "Excepted Property" means:

              all cash on hand or in banks or other financial institutions, deposit accounts, shares of stock, interests in general or limited partnerships, bonds, notes, other evidences of indebtedness and other securities, of whatsoever kind and nature, not hereafter paid or delivered to, deposited with or held by the Trustee hereunder or required so to be;

              all contracts, leases, operating agreements and other agreements of whatsoever kind and nature; all contract rights, bills, notes and other instruments and chattel paper (except to the extent that any of the same constitute securities, in which case they are separately excepted under clause (i) above); all revenues, income and earnings, all accounts, accounts receivable and unbilled revenues, and all rents, tolls, issues, products and profits, claims, credits, demands and judgments; all governmental and other licenses, permits. franchises, consents and allowances; and all patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights, claims, credits, choses in action and other intangible property and general intangibles including, but not limited to, computer software;

              all automobiles, buses, trucks, truck cranes, tractors, trailers and similar vehicles and movable equipment; all rolling stock, rail cars and other railroad equipment; all vessels, boats, barges and other marine equipment; all airplanes, helicopters, aircraft engines and other flight equipment; all parts, accessories and supplies used in connection with any of the foregoing; and all personal property of such character that the perfection of a security interest therein or other Lien thereon is not governed by the Uniform Commercial Code as in effect in the jurisdiction in which such property is located;

              all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; all materials, supplies, inventory and other items of personal property which are consumable (otherwise than by ordinary wear and tear) in their use in the operation of any property of the Company; all fuel, including nuclear fuel, whether or not any such fuel is in a form consumable in the operation of any property of the Company, including separate components of any fuel in the forms in which such components exist at any time before, during or after the period of the use thereof as fuel; all hand and other portable tools and equipment; all furniture and furnishings; and computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures of the Company for (A) the generation, transmission or distribution of electric energy, (B) the transmission, storage or distribution of gas or (C) the appropriation, storage, transmission or distribution of water;

              all coal, ore, gas, oil and other minerals and all timber, and all rights and interests in any of the foregoing, whether or not such minerals or timber shall have been mined or extracted or otherwise separated from the land; and all electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by the Company;

              all real property, leaseholds, gas rights, wells, gathering, tap or other pipe lines, or facilities, equipment or apparatus, in any case used or to be used primarily for the production or gathering of natural gas; and

              all property which is the subject of a lease agreement designating the Company as lessee and all right, title and interest of the Company in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as security.

              "Lien" means any mortgage, deed of trust, pledge, lien, security interest, conditional sale or other title retention agreement or any lease in the nature thereof.

              "Permitted Secured Debt" means, as of any particular time, any of the following:

              Secured Debt secured by Purchase Money Liens or any other Liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by the Company, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any property of the Company other than (A) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for such property or any part or parts thereof and (B) with respect to Purchase Money Liens, other property subsequently acquired by the Company;

              Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code, issued for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by the Company, to the extent that the Lien which secures such Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain such exclusion from gross income; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt;

              Secured Debt (A) which is related to the construction or acquisition of property not previously owned by the Company or (B) which is related to the financing of a project involving the development or expansion of property of the Company and (C) in either case, the obligee in respect of which has no recourse to the Company or any property of the Company other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (C) above;

              Secured Debt permitted under Section 4.15(b) above; and

              in addition to the Permitted Secured Debt described in clauses (i) through (iv) above, Secured Debt not otherwise permitted in this Section 4.15 in an aggregate principal amount not exceeding 10% of the Consolidated Tangible Net Worth of the Company. as shown on the latest annual or quarterly consolidated balance sheet of the Company prepared by the Company, dated prior to the date of the creation, issuance, incurrence or assumption of such Secured Debt.

              "Purchase Money Lien" means, with respect to any property being acquired by the Company, a Lien on such property which is taken or retained by the transferor of such property to secure all or part of the purchase price thereof;

              is granted to one or more Persons other than the transferor which, by making advances or incurring an obligation, give value to enable the grantor of such Lien to acquire rights in or the use of such property;

              is held by a trustee or agent for the benefit of one or more Persons described in clause (i) or (ii) above, provided that such Lien may be held, in addition, for the benefit of one or more other Persons which shall have theretofore given, or may thereafter give, value to or for the benefit or account of the grantor of such Lien for one or more other purposes; or

              otherwise constitutes a purchase money mortgage or a purchase money security interest under applicable law;

  and, without limiting the generality of the foregoing, for purposes of this Agreement, the term Purchase Money Lien shall be deemed to include any Lien described above whether or not such Lien (A) shall permit the issuance or other incurrence of additional indebtedness secured by such Lien on such property, (B) shall permit the subjection to such Lien of additional property and the issuance or other incurrence of additional indebtedness on the basis thereof and/or (C) shall have been granted prior to the acquisition of such property, shall attach to or otherwise cover property other than the property being acquired and/or shall secure obligations issued prior and/or subsequent to the issuance of the obligations delivered in connection with such acquisition.

  "Secured Debt," with respect to any Person, means Debt created, issued, incurred or assumed by such Person which is secured by a Lien upon any property (other than Excepted Property) of the Company, real, personal or mixed, of whatever kind or nature and wherever located, whether owned at the date of the initial authentication and delivery of the Series 2004 Bonds hereunder, or thereafter acquired.

  EVENTS OF DEFAULT AND REMEDIES

    Events of Default.

    Each of the following shall be an "Event of Default" under this Agreement:

      Failure by the Company to pay when due the principal or redemption premium, if any, required to be paid in respect of the Bonds pursuant to the Notes, failure by the Company to pay an installment of interest required to be paid in respect of the Bonds pursuant to this Agreement and the Notes, after such interest has become due for a period of sixty (60) days, or the failure by the Company to pay within thirty (30) days of the date due any other amounts required to be paid pursuant to this Agreement.

      Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder, other than as referred to in subsection (a) of this Section 5.1, for a period of sixty (60) days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such period if corrective action is instituted by the Company within the applicable period and diligently pursued until the failure is remedied.

      Prior to the Release Date, a "Default" as such term is defined in Section 12.01 of the First Mortgage Bonds Indenture.

      On and after the Release Date, the expiration of a period of ninety (90) days following:

        the adjudication of the Company as an involuntary bankrupt by any court of competent jurisdiction;

        the entry of an order approving an involuntary petition seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America, or of any state thereof; or

        the appointment in an involuntary proceeding of a trustee or a receiver of all or substantially all of the property of the Company;

      unless during such period, such adjudication, order or appointment of a trustee or receiver shall be vacated or shall be stayed on appeal or otherwise or shall have otherwise ceased to continue in effect.

      On and after the Release Date, the filing by the Company of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors; the consenting by the Company to the appointment of a receiver or trustee of all or any part of its property; the filing by the Company of a petition or answer seeking reorganization, adjustment, composition or arrangement under the federal bankruptcy laws, or any other applicable law or statute of the United States of America, or of any state thereof; or the filing by the Company of a petition to take advantage of any insolvency act.

    The foregoing provisions of Section 5.1(b) are subject to the limitation that, if by reason of force majeure the Company is unable in whole or in part to carry out its agreements herein contained other than those set forth in Sections 4.5 and 4.10 hereof, an Event of Default shall not be deemed to have occurred during the continuance of such inability. The term "force majeure" as used herein shall mean the following: acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of any state or any of their departments, agencies or officials or of any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission lines, pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy to the extent practicable with all reasonable dispatch the effects of any force majeure preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

    Remedies on Default.

    Whenever any Event of Default shall have occurred and be continuing, the Issuer may, in addition to any other remedy now or hereafter existing at law, in equity or by statute, take either or both of the following remedial steps:

      By written notice to the Company, the Issuer may declare all amounts payable pursuant to the Notes to be immediately due and payable, whereupon the same shall become immediately due and payable.

      The Issuer may take whatever action at law or in equity may appear necessary or desirable to collect the amounts referred to in (a) above then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

    In addition, upon the occurrence and continuance of an Event of Default described in Section 5.1(c) hereof, the Trustee, as holder of the First Mortgage Bonds, shall, subject to the provisions of the Indenture, have the rights provided in the First Mortgage Bonds Indenture.

    Any amounts collected pursuant to action taken under this Section 5.2 shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and the fees and expenses of the Issuer, the Trustee and the paying agents and all other amounts required to be paid under the Indenture and hereunder shall have been paid, to the Company.

    Agreement to Pay Attorneys' Fees and Expenses.

    In the event the Company should breach any of the provisions of the Notes, the First Mortgage Bonds, this Agreement or the Indenture and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or thereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein or therein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee.

    No Additional Waiver Implied by One Waiver.

  In the event any provision contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

  In view of the assignment of the Issuer's rights in and under this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive any default hereunder by the Company without the prior consent of the Trustee. Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences, and any waiver of any "Default" under the First Mortgage Bonds Indenture and a rescission and annulment of its consequences, shall constitute a waiver of the corresponding Event of Default hereunder and a rescission and annulment of the consequences thereof.

  MISCELLANEOUS

    Term of this Agreement.

    This Agreement shall remain in full force and effect from the date hereof until such time as all of the Bonds then Outstanding shall have been fully paid or provision made therefor in accordance with the provisions of the Indenture, whichever shall first occur, and the fees and expenses of the Issuer, the Trustee and any paying agents and all other amounts payable by the Company under this Agreement, the First Mortgage Bonds and the Notes shall have been paid.

    Notices.

    All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows: if to the Issuer, at 735 Riverside Drive, Suite 300, Jackson, Mississippi, 39202, Attention: Executive Director; if to the Company, at 639 Loyola Avenue, New Orleans, Louisiana 70113; Attention: Treasurer; and if to the Trustee, at 10161 Centurion Parkway, Jacksonville, Florida 32256, Attention: Corporate Trust Division. A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. The Issuer, the Company and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

    Binding Effect.

    This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 4.5 hereof.

    Severability.

    In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

    Amounts Remaining in the Bond Fund.

    Any amounts remaining in the Bond Fund upon termination of this Agreement shall, to the extent provided by Section 5.08 of the Indenture, belong to and be paid to the Company by the Trustee.

    Amendments.

    This Agreement may not be effectively terminated except in accordance with the provisions hereof and may not be effectively amended except by a written agreement in accordance with Article XI of the Indenture and signed by the parties hereto.

    Execution in Counterparts.

    This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

    Applicable Law.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi.

    Captions.

    The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

    Other Financing.

    Notwithstanding anything in this Agreement to the contrary, the Issuer and the Company may hereafter enter into agreements to provide for the financing or refinancing of costs of the Projects or any portion thereof in lieu of or in addition to the provisions herein for Additional Bonds.

    Consent of the Bond Insurer.

All provisions hereof regarding consents, approvals, directions, appointments or requests by the Bond Insurer shall be deemed not to require or permit such consents, approvals, directions, appointments or requests by the Bond Insurer and shall be read as if the Bond Insurance Policy was not mentioned therein during any time in which the Bond Insurer is in default in its obligations to make payments under the Bond Insurance Policy; provided, however, that this Section 6.11 shall not affect the rights of the Bond Insurer to collect any amounts owed to it.

IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

MISSISSIPPI BUSINESS FINANCE
CORPORATION

(SEAL)

By /s/ William T. Barry
Executive Director

ATTEST:

/s/ James Vernon Smith, Sr.
Secretary

ENTERGY MISSISSIPPI, INC.

(SEAL)

By /s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

ATTEST:

By:/s/ Frank Williford
Frank Williford

Assistant Treasurer

STATE OF LOUISIANA

PARISH OF ORLEANS

Personally appeared before me, the undersigned authority in and for the said county and state, on this 24th day of  September, 2004, within my jurisdiction, the within named William T. Barry and James Vernon Smith, Sr., who acknowledged that they are the Executive Director and Secretary of the Mississippi Business Finance Corporation, and that in said representative capacities they executed the above and foregoing instrument, after first having been duly authorized so to do.

/s/ Mark Grafton Otts
Notary Public

My Commission Expires:

at my death

STATE OF LOUISIANA

PARISH OF ORLEANS

Personally appeared before me, the undersigned authority in and for the said county and state, on this 24th day of September, 2004, within my jurisdiction, the within named Steven C. McNeal and Frank Williford, who acknowledged that they are the Vice President and Treasurer, and Assistant Treasurer of Entergy Mississippi, Inc., a Mississippi corporation, and that for and on behalf of the said corporation and as its act and deed they executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

/s/ Mark Grafton Otts
Notary Public

My Commission Expires:

at my death

EXHIBIT A

ENTERGY MISSISSIPPI, INC.
PROMISSORY NOTE

$16,030,000                                                                                                                                                                                     September 24, 2004

ENTERGY MISSISSIPPI, INC., a corporation organized and existing under the laws of the State of Mississippi (the "Company"), acknowledges itself indebted and for value received hereby promises to pay to the order of the Mississippi Business Finance Corporation (the "Issuer"), and its successors and assigns, the principal sum of Sixteen Million Thirty Thousand Dollars ($16,030,000) together with interest on the unpaid principal balance thereof from the date hereof until the Company's obligation with respect to the payment of such sum shall be discharged at the rate borne by the Bonds referred to below.

This Note is issued to evidence the Loan (as defined in the Agreement hereinafter referred to) of the Issuer to the Company and the obligation of the Company to repay the same and shall be governed by and be payable in accordance with the terms and conditions of a Loan Agreement (the "Agreement") by and between the Issuer and the Company, dated as of  September 1, 2004, pursuant to which the Issuer has loaned to the Company the proceeds of the sale of the Issuer's $16,030,000 Pollution Control Revenue Refunding Bonds (Entergy Mississippi, Inc. Project) Series 2004 (the "Bonds"). Additional similar Notes may be or may have been issued by the Company as provided in the Agreement. This Note (together with the Agreement) has been assigned to The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), acting pursuant to a trust indenture, dated as of  September 1, 2004, including any indenture supplemental thereto (the "Indenture"), by and between the Issuer and the Trustee, and may not be assigned by the Trustee except to a successor Trustee pursuant to the terms of the Indenture. Such assignment is made as security for the Bonds, and any other bonds which are or may at any time be issued and outstanding under the Indenture. The Bonds are dated and bear interest in accordance with the provisions of the Indenture, payable on April 1 and October 1 in each year commencing April 1, 2005 at the rate of Four and Sixty One-Hundredths percent (4.60%) per annum, and mature on April 1, 2022. The Bonds are subject to redemption prior to maturity as provided in the Indenture.

Subject to the provisions of the Agreement, payments hereon are to be made by paying to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the date payment is due, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise. If at the date any payments on the Bonds are due there are any available moneys in the Bond Fund established under the Indenture, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal. Upon the occurrence of an Event of Default, as defined in the Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.

Neither the officers of the Company nor any persons executing this Note shall be liable personally or shall be subject to any personal liability or accountability by reason of the issuance hereof.

IN WITNESS WHEREOF, Entergy Mississippi, Inc. has caused this Note to be executed in its corporate name and on its behalf by its President, its Treasurer or a Vice President by his or her manual signature, and its corporate seal to be impressed hereon and attested by the manual signature of its Secretary or an Assistant Secretary, all as of the date first above written.

ENTERGY MISSISSIPPI, INC.

(SEAL)

By
Steven C. McNeal
Vice President and Treasurer

ATTEST:

By ___________________________
Frank Williford
Assistant Treasurer

ASSIGNMENT

Pay to the order of The Bank of New York Trust Company, N.A., as Trustee, as assignee of the Mississippi Business Finance Corporation, under the Trust Indenture, dated as of September 1, 2004 by and between the Mississippi Business Finance Corporation and The Bank of New York Trust Company, N.A., as Trustee, securing the payment of Mississippi Business Finance Corporation Pollution Control Revenue Refunding Bonds (Entergy Mississippi, Inc. Project) Series 2004, in the original principal amount of $16,030,000.

Dated: September 24, 2004

MISSISSIPPI BUSINESS FINANCE
CORPORATION

(SEAL)

By
Executive Director